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                                                                    EXHIBIT 23.2

The Board of Directors
AFSALA Bancorp, Inc.

We consent to the use of our report dated November 14, 1997, included herein, relating to the consolidated balance sheets of AFSALA Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, which report also appears in the September 30, 1997 Annual Report on Form 10-KSB of AFSALA Bancorp, Inc.

We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

/s/ KPMG Peat Marwick LLP

Albany, New York
July 22, 1998